Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of SolarWindow Technologies, Inc. on Form S-1 filed under the Securities Act of 1933, as amended, of our report dated November 20, 2024, with respect to our audit of the consolidated financial statements of SolarWindow Technologies, Inc. as of August 31, 2024 and 2023, and for each of the two years in the period ended August 31, 2024, originally appearing in the Annual Report on Form 10-K of SolarWindow Technologies, Inc. for the year ended August 31, 2024. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ PKF O'Connor Davies, LLP

New York, New York

October 9, 2025

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